Exhibit 99.1

ISWI ANNOUNCES RECORD MONTHLY WAGERING VOLUME

TURNOVER AND HOLD IN APRIL LARGEST EVER

WEST PATERSON, NJ (May 4, 2007) — Interactive Systems Worldwide Inc. (NASDAQ: ISWI) today announced record monthly wagering volume and revenue from the operation of its SportXction® system in the UK and provided an update on the Company’s liquidity position.

The system, operated by Global Interactive Gaming Ltd. (“GIG”), the Company’s wholly owned UK subsidiary, recorded approximately $1.7 million in turnover (i.e. the total amount wagered) in April. This total represents the largest monthly turnover ever recorded by GIG. The Company is encouraged by this growth trend, as the turnover for March also showed a significant increase over January and February. In addition, the system’s “hold” (that is, the turnover less the money returned to the players as winnings) was approximately $113,000, also a single month record.

The Company’s revenue from its agreements under which it operates its software is based upon several factors: the turnover, the hold and the contractual revenue (hold) split with its partners. Historically, the hold for the GIG operation has averaged between 5% and 6% of the turnover. April’s hold percentage was slightly above this historic range, reversing the disappointing results in March 2007. The Company’s revenue for April 2007, including license fees from Caliente, was $43,000, as compared to $69,000 for the three months ended March 31, 2007.

Liquidity Position

The Company currently has liquid resources totalling approximately $450,000 which consist of cash and cash equivalents. The Company has taken a number of steps over recent months to reduce operating costs in the areas of payroll, rent, professional fees and consultants. The Company anticipates that, based on its current level of revenues and costs and without any proceeds from an equity financing or strategic transaction, its existing resources will be adequate to fund its capital and operating requirements through July 2007.

About Interactive Systems Worldwide, Inc.

Interactive Systems Worldwide, Inc. (Nasdaq: ISWI) has designed, developed and patented a proprietary software system, the SportXction System, which enables play-by-play wagering during the course of live sporting events. ISWI, through its wholly owned subsidiary Global Interactive Gaming Ltd. (GIG), operates the SportXction® System in the U.K., in conjunction with established media and traditional wagering partners. The system can accept wagers from the Internet, handheld wireless devices, interactive televisions, and standalone kiosks. The system can be used for any live broadcast event.

Contacts:

Interactive Systems Worldwide, Inc. Bernard Albanese Chief Executive Officer James McDade Chief Financial Officer Phone: 973-256-8181
FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements, including, but not limited to: whether the Company’s existing resources will be adequate to fund its capital and operating requirements through July 2007, and whether the Company will be able to secure financing to continue its operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof. Readers should carefully review the risks described in other documents the Company files from time to time with the Securities and Exchange Commission, including Annual Reports, Quarterly Reports and Current Reports on Form 8-K.